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                                                                     EXHIBIT 8.1


                                November 4, 1998


Glenborough Properties, L.P.
400 South El Camino Real, 11th Floor
San Mateo, CA 94402

     Re: Offer to Exchange All Outstanding 7 5/8% Series A Redeemable Notes due 2005 for 7 5/8% Series B Redeemable Notes Due 2005 Which Have Been Registered Under the Securities Act of 1933

Ladies and Gentlemen:

     We have acted as legal counsel to Glenborough Properties, L.P., a California limited partnership ("Glenborough"), in connection with the offer to exchange (the "Exchange Offer") all outstanding 7 5/8% Series A Redeemable Notes of Glenborough due 2005 (the "Old Notes") for 7 5/8% Series B Redeemable Notes of Glenborough due 2005 which have been registered under the Securities Act of 1933 (the "New Notes"). As such, and for purposes of rendering this opinion, we have examined Amendment No. 3 to the Registration Statement on Form S-4 of Glenborough filed with the Securities and Exchange Commission (the "Prospectus") and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate in connection with rendering this opinion. In addition, we have assumed that the Exchange Offer will be consummated as contemplated by the Prospectus.

     The conclusion expressed herein represents our judgment of the proper treatment of certain aspects of the Exchange Offer under the income tax laws of the United States based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, rulings and other pronouncements of the Internal Revenue Service (the "IRS") currently in effect, and judicial decisions, all of which are subject to change, prospectively or retroactively. No assurance can be given that such changes will not take place, or that such changes would not affect the conclusion expressed herein. Furthermore, our opinion represents only our best judgment of how a court would conclude if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurance can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

     Our opinion relates solely to the tax consequences of the Exchange Offer under the federal income tax laws of the United States, and we express no opinion (and no

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Glenborough Properties, L.P.
November 4, 1998
Page Two


opinion should be inferred) regarding the tax consequences of the Exchange Offer under the laws of any other jurisdiction. This opinion addresses only the specific issue set forth below, and does not address any other tax consequences that may result from the Exchange Offer or any other transaction (including any transaction undertaken in connection with the Exchange Offer).

     No opinion is expressed as to any transaction other than the Exchange Offer as described in the Prospectus or as to any transaction whatsoever, including the Exchange Offer, if it is not consummated in accordance with the terms of the Prospectus and without waiver or breach of any material provision thereof, or if all the representation, warranties, statements and assumptions upon which we rely are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we rely to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     Based upon and subject to the foregoing, we hereby confirm that the statements set forth in the Prospectus under the heading "United States Federal Income Tax Consequences" accurately describe under current law the material United States federal income tax consequences of the Exchange Offer to a holder of an Old Note.

     This opinion is intended solely for your benefit and the benefit of the holders of the Old Notes; it may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent.

     We hereby consent to the inclusion of this opinion as an exhibit to the Prospectus and to the reference to us therein under the heading "United States Federal Income Tax Consequences".

                                       Very truly yours,

                                       /s/  Morrison & Foerster LLP